Exhibit 16.1

KPMG LLP

600 de Maisonneuve Blvd West

Suite 1500, Tour KPMG

Montréal (Québec) H3A 0A3

Tel. 514-840-2100

Fax. 514-840-2187

www.kpmg.ca

September 24, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Birks Group Inc. and, under the date of July 25, 2025, we reported on the consolidated financial statements of Birks Group Inc. as of and for the years ended March 29, 2025 and March 30, 2024. On September 9, 2025, we were notified of the Board’s recommendation of a new principal accountant.

We have read Birks Group Inc. statements included under Item 2, Change in Company’s Auditors of its Form 6-K dated September 24, 2025, and we agree with such statements. We are not in a position to agree or disagree with the remainder of the Form 6-K.

Very truly yours,

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